Exhibit (e)(1)(iii)

RBC FUNDS TRUST

THIRD AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT effective as of the 20th day of December, 2013, to the Distribution Agreement, dated as of the 28th day of December, 2009, as amended July 1, 2011 and November 27, 2012 (the “Agreement”), is entered into by and between RBC FUNDS TRUST, a Delaware statutory trust (the “Trust”) and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Distributor desire to amend the Agreement to add funds; and

WHEREAS, Section 11 B. of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

RBC FUNDS TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:

Name: Kathleen Gorman	Name: James R. Schoenike

Title: President	Title: President

1

Amended Exhibit A to the Distribution Agreement

Fund Names

Separate Series of RBC Funds Trust

Name of Series
RBC Mid Cap Value Fund
Access Capital Community Investment Fund
Prime Money Market Fund
Tax-Free Money Market Fund
U.S. Government Money Market Fund
RBC Enterprise Fund
RBC Small Cap Core Fund
RBC SMID Cap Growth Fund
RBC Microcap Value Fund
BlueBay Emerging Market Corporate Bond Fund
BlueBay Emerging Market Select Bond Fund
BlueBay Global High Yield Fund
BlueBay Global Convertible Bond Fund
BlueBay Absolute Return Fund
RBC Emerging Markets Equity Fund
RBC Emerging Markets Small Cap Equity Fund
RBC Short Duration Fixed Income Fund
RBC Ultra-Short Fixed Income Fund

2